EXCHANGE AGREEMENT

Southridge Partners II LP (the “Southridge”) is the current holder of 200 shares of Series E Preferred Stock issued by AccelPath, Inc. (the “Company”).

Southridge and the Company now agree to exchange 100 shares of the outstanding Series E Preferred Stock for a newly issued convertible promissory note in the principal amount of $105,834.00, attached hereto as Exhibit A.  Upon completion of the exchange, the Series E Preferred Stock shall be retired to Company treasury stock.

This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of the law principles thereof.

This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

Dated: July 18, 2012

AccelPath, Inc.		Southridge Partners II LP

By:	/s/Shekhar Wadekar	By:	/s/Henry Sargent
Title:	Chief Executive Officer	Title:

EXHIBIT A